Exhibit 99.3


Waters Corporation and subsidiaries
Quarter and six months ended June 30, 2003
Excerpts of the financial results conference call held July 22, 2003


Financial results for the quarter ended June 30, 2003 and some comparisons to Q2, 2002:

o Mass spectrometry sales declined 20% excluding the inorganic business in Q2, 2002.

o Sales growth for thermal analysis products was strong and continued in mid-teen percentages, excluding the impact of the recently acquired rheology business. The expansion of the business is geographically broad-based with solid increases among core industrial chemical companies and pharmaceutical accounts.

o Gross margins improved by 50 basis points over Q2 last year and are 1.4% greater than Q1, 2003 due to reduced material and supply chain costs, foreign exchange and manufacturing integration benefits.

o Operating expenses grew less than sales growth and came in as expected. The increase in SG&A expenses in Q2, 2003 versus Q2, 2002 is due to unfavorable foreign currency translation.

o The effective tax rate for the quarter was 23%, same as Q2, 2002 and is believed to be sustainable for the foreseeable future.

o The Quattro Ultima litigation culminated this quarter with the payment of $53.7 million. Final calculations of interest costs were approximately $900 thousand less than accrued. This one-time adjustment is posted as a credit to interest expense in the quarter.

o Inventories increased modestly in this quarter and were down from Q2 last year.

o Accounts receivable days sales outstanding stood at 75 days versus 75 days last year at this time, excluding the impact of foreign exchange, DSO performance would be favorable to last year by about one day.

o In May and June, $67 million of cash was used to purchase 2.4 million shares of common stock as part of $400 million share buyback program. Continuation of this program will result in short-term borrowings in the United States over the next few quarters due to the timing of cash movement from other international locations.

o Foreign currency translation accounted for 7% in sales growth over Q2, 2002 and $.03 cents of the increase in earnings per diluted share exchange.

o Operating margins for all product groups - HPLC, mass spectrometry and thermal analysis - are similar and exceeded 20%.

o The impact to sales in the quarter from the rheology business acquisition in January this year and the disposal of the inorganics business were essentially equal. Both are $15 million a year businesses. The inorganics business had break even contribution while the rheology business was slightly accretive. This result is expected to continue for the remainder of the year.

o The mass spectrometry and HPLC sales force integration is complete around the world.

o HPLC consumables and service each grew in excess of 20% this quarter. Service revenue grew primarily on the strength of service contracts with large pharmaceutical companies.

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Q3 and Q4, 2003 financial guidance:

o We believe we will achieve sales growth in the high single digits, which assumes exchange rates remain at today's levels and add approximately 5 to 6 points to sales growth for 2003. At this estimated sales volume, we do not see other factors that would cause us to deviate from our original profitability projections, so therefore we leave full year guidance unchanged at $1.43 per diluted share with normal 1 to 2 cent tolerance per quarter before unusual charges.

o For the third quarter we expect sales growth in mid to high single digits, which includes an estimated 4% to 5% favorable impact from foreign currency at today's rates. Earnings per diluted share is estimated to be $.33 cents with a normal 1 to 2 cents tolerance for the quarter.

o Free cash flow is still expected to be $200 million for the year as originally projected excluding litigation settlement payments.


Market and product trends and conditions re: financial results for quarter ended June 30, 2003:

o Trends in pharmaceutical spending did not appreciably improve this quarter and were particularly weak within discovery-oriented labs. We saw healthy spending in late stage development and quality control labs. Other life sciences customers and smaller biotechnology firms, academia and government labs continue to spend conservatively. These market trends had a negative impact on our high-end mass spectrometry offerings. Q-Tof systems sales were weak compared to last year's second quarter and contributed to an overall disappointing double-digit decline. In HPLC, we anticipated a mid-single digit organic growth rate in this business and achieved that growth, even with continued weakness in instrument sales within the U.S. based pharmaceutical customers.

o At the ASMS conference in June, we introduced a new tandem quadrupole mass spectrometry system called the Quattro Premier. This system is designed for drug development laboratories and will enable us to compete globally in this attractive market segment. The Quattro Premier is more than a replacement product, it is the next generation tandem quadrupole platform for our Company and incorporates exciting patented technologies that will eventually migrate across our mass spectrometry offerings. Performance of the early production units has met all expectations and we are on schedule for customer shipments later in Q3, 2003.

o The other product introduced at ASMS this year was a new LCT product, which has also performed in terms of our expectations very, very well. As we think about the Q-Tof family, there are several pieces of technology built into both of those launches. Traveling Wave is one of them and the Triple Quadrupole will play a major role in a new Q-Tof family. Traveling Wave is an example of technologies that allow you greater control of where the ions are within a system, and how you move them around. Our current plans are for a launch next year.

o Geographically, our strongest area of the world is Asia. We are seeing overall good growth generally across technologies. Interestingly, we're seeing very strong performance in India, which is believed to be a manifestation of the investment going on in the pharmaceutical industry in India. But, as a business that was a year or two ago a $5 million business for us, it could well be over $20 million for us this year. China continues to be strong and Japan, you know, we've had good performance in Japan for a number of years, actually. Even in a continuing tough climate in Japan, our business continues to grow in the low double digits. Europe was relatively flat as the impact of the slowdown that we talked about in mass spectrometry certainly impacted pharmaceutical companies there as well. The U.S. was down in the low double digits, again, impacted mostly with mass spectrometry and R&D side of HPLC being rather weak.

o As it relates to the quarter, we saw the life sciences grow around 3% or 4%, basically due to the strength of the manufacturing QC related products, as well as service and chemistry keeping the business moving ahead. We saw university and government down slightly in the quarter, relating just to HPLC and industrial, food, beverage and others, surprisingly, up in high single and low double digits this quarter, which is similar to the TA business.

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o    Market and market share is as follows in our TA business. You would split our technologies into thermal analysis on the one hand, which is about probably 70% of the market and rheology, which is about 30%. Rheology I'd say we now have a very, very strong market share, with the acquisition at Rheometrics business, is certainly north of 50% probably upward of 75. In the thermal analysis side, we are probably in the 25% product market share, strongest in the United States. Little lower market share outside of the United States.

o Although there can be quarterly shifts, expected revenue mix is generally a configuration of 65% HPLC, 25% mass spectrometry and 10% thermal analysis.

o As it relates to our expectations going forward, for the third quarter we are looking for repeat performance on HPLC growth in the mid single digits. On the mass spec side, we think it will probably have a decline year-over-year in the high single digits perhaps and with TA before accounting for the Rheometrics acquisition, we will grow in high single digits. And I think overall that gets you to growth rates in the low single digits for the third quarter. I think the fourth quarter is probably somewhere similar. The mass spec business had a relatively strong Q4 last year on the base of comparison, otherwise we would be able to pick up the pace on even more. I'd say what I just described is true for growth in Q3 and Q4. As it relates to breaking out product line within mass spectrometry in the bit more detail, the triple business did grow in the quarter somewhere in the range of high single digits to low double digits versus the Q-Tof being down in excess of 30%.